Exhibit 10.3

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of February 7, 2020, by and among Vertiv Holdings Co, a Delaware corporation (formerly known as GS Acquisition Holdings Corp) (the “Company”), GS Sponsor LLC, a Delaware limited liability company (“GS Investor”), Cote SPAC 1 LLC, a Delaware limited liability company (“Cote Investor”), and VPE Holdings, LLC, a Delaware limited liability company (“PE Investor” and, together with GS Investor and Cote Investor, each a “Stockholder” and collectively, the “Stockholders”). Each capitalized term used and not otherwise defined herein shall have the meaning set forth in Article V.

WHEREAS, GS Investor and Cote Investor are the holders of certain shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock” or the “Common Stock”), and certain warrants to acquire shares of Class A Common Stock (the “Warrants”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated December 10, 2019, by and among the Company, PE Investor, Vertiv Holdings, LLC, a Delaware limited liability company, and certain other persons named therein and party thereto (the “Merger Agreement”), PE Investor is receiving shares of Class A Common Stock; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and the Stockholders desire to set forth certain understandings among them, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each party hereby represents and warrants to the other party and acknowledges that: (a) the execution, delivery and performance of this Agreement have been duly authorized by such party and do not require such party to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such party or other governing documents or any agreement or instrument to which such party is a party or by which such party is bound; (b) such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder; and (c) this Agreement is valid, binding and enforceable against such party in accordance with its terms.

ARTICLE II

BOARD OF DIRECTORS; OBSERVERS; VOTING AGREEMENT

Section 2.1 PE Investor Board Representation. As of the date of this Agreement, the authorized number of directors on the board of directors of the Company (the “Board”) is nine (9). For so long as PE Investor holds a number of shares of Common Stock representing at least the percentage of the outstanding shares of Common Stock shown below, the Company shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, those individuals designated in writing by PE Investor to the Board that, if elected, would result in PE Investor having nominated the number of directors serving on the Board that is shown below (each, a “PE Investor Nominee”).

Percentage of Outstanding Common Stock	Number of PE Investor Directors
30% or greater	4
Less than 30% but greater than or equal to 20%	3
Less than 20% but greater than or equal to 10%	2
Less than 10% but greater than or equal to 5%	1
Less than 5%	0

Section 2.2 Director Independence. During the period of time that PE Investor is authorized to nominate four (4) individuals for service on the Board, PE Investor shall use commercially reasonable efforts to ensure that at least two (2) of such PE Investor Nominees qualify as “independent” under all Applicable Regulations (collectively, “Independent”). During the period of time that PE Investor is authorized to nominate three (3) individuals for service on the Board, PE Investor shall use commercially reasonable efforts to ensure that at least one (1) of such PE Investor Nominees qualifies as Independent. During the period of time that PE Investor is authorized to nominate two (2) or fewer individuals for service on the Board, none of such PE Investor Nominees shall be required to qualify as Independent. PE Investor shall include in its written communication of nomination to the Board (x) director biographies in customary form and (y) reasonably detailed information regarding the independence of each such nominee intended to qualify as Independent. If the Board (or a nominating committee thereof) in the exercise of its reasonable business judgment reasonably determines that any individual designated by PE Investor as Independent is not Independent, the Board shall promptly notify PE Investor of such determination and PE Investor will be entitled to designate a replacement Independent individual for nomination.

Section 2.3 Employee Directors. For so long as the Company has a duly appointed and acting Executive Chairman as a named executive officer, the Company shall take all Necessary Action to include such Executive Chairman in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected (the “Chairman Nominee”). For so long as the Company has a duly appointed and acting Chief Executive Officer as a named executive officer, the Company shall take all Necessary Action to include such Chief Executive Officer in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected (the “CEO Nominee”).

Section 2.4 Chairman of the Board. For so long as the Company has a duly appointed and acting Executive Chairman as a named executive officer, and such Executive Chairman has been duly elected to the position of director of the Company, the Company shall take all Necessary Action to ensure that such Executive Chairman shall serve as the Chairman of the Board. If at any time the Company does not have an Executive Chairman, or if such Executive Chairman has not been appointed to the Board, then, if PE Investor then has the right to designate at least two (2) directors for nomination under this Agreement, the Company will take all Necessary Action to ensure that, if one or more PE Investor Directors have been elected to the Board, such PE Investor Director as PE Investor may designate shall be Chairman of the Board.

Section 2.5 Additional Unaffiliated Directors. For so long as PE Investor has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to (a) ensure that the number of directors serving on the Board shall not exceed nine (9); provided, that the number of directors may be increased if necessary to satisfy the requirements of Applicable Regulations; and (b) include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, such number of nominees to the Board, each of whom shall be Independent, as is equal to the result of (x) the then authorized number of directors comprising the Board, minus (y) the sum of (i) the number of PE Investor Nominees included in the slate of nominees recommended by the Board for election as directors, plus (ii) one (1), if there is then a Chairman Nominee included in such slate of nominees, plus (iii) one (1), if there is then a CEO Nominee included in such slate of nominees.

Section 2.6 Committee Representation. Subject to Applicable Regulations (including with respect to Independent director representation on Board committees), PE Investor shall have the right to have a pro rata number of PE Investor Directors (rounded to the nearest whole number, but in any event not less than one (1)) appointed to serve on each committee of the Board other than the audit committee for so long as PE Investor has the right to designate at least one (1) director for election to the Board. (For example, if PE Investor then has the right to nominate four (4) persons to a board of directors of nine (9) persons (i.e., 44%), and a committee of three (3) persons is established, one (1) committee member shall be a PE Investor Director (i.e., 44% x 3 = 1.32, which is then rounded down to one (1)).)

Section 2.7 Vacancies and Removal. Except as provided for in Section 2.1 and Section 2.2, and to the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Company’s Governing Documents: (a) PE Investor shall have the exclusive right to remove its respective nominated directors from the Board, and the Board and each Stockholder shall take all Necessary Action to cause the removal of any of the PE Investor Directors at the request of PE Investor; and (b) PE Investor shall have the exclusive right to nominate for election to the Board directors to fill vacancies created by reason of death, removal or resignation of the PE Investor Directors, and the Board and PE Investor shall take all Necessary Action to cause any such vacancies to be filled by replacement directors nominated by PE Investor (consistent with the other provisions of this Agreement) as promptly as reasonably practicable.

Section 2.8 Board Observer Rights. For so long as PE Investor holds a number of shares of Common Stock representing at least five percent (5%) of the outstanding shares of Common Stock, the Company will permit an individual designated in writing by PE Investor from time to time (each, an “Observer”) to attend meetings of the Board and of any advisory board as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the directors or advisory board members. Each Observer shall be entitled to concurrent receipt of any materials provided to the Board or any advisory board, subject to the confidentiality obligations set forth in a customary confidentiality agreement to be entered into by and between PE Investor and the Company. The foregoing notwithstanding, (a) the Board shall retain the right to exclude an Observer from meetings, discussions and materials (i) to the extent the Board in the exercise of its reasonable business judgment reasonably believes there to be a material conflict of interest, (ii) with respect to any discussions of disputes between the Company and PE Investor or its Affiliates, and (iii) as necessary, upon advice from counsel to the Company, to protect attorney-client privilege, (b) the Board shall retain the right to require PE Investor to replace its designated Observer if the Board in the exercise of its reasonable business judgment reasonably determines that such Observer is not performing his or her duties in a reasonable manner and (c) the right of PE Investor to have an Observer at the Board’s meetings shall not be transferable to any unrelated third party. No Observer, its Affiliates or its or their employees, officers, directors, agents, successors and assigns shall have any fiduciary or similar duty to, or liability for any debt or obligation of, the Company or to or of any other entity or person whatsoever as a result of this Section 2.8 or any exercise of, or failure to exercise, the rights of an Observer under this Agreement.

Section 2.9 Board Meeting Expenses. The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by each member of the Board, and by each Observer (if any), incurred in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of each of the Company’s Subsidiaries and/or any of their respective committees.

Section 2.10 Indemnification. The Company shall obtain and maintain customary director and officer indemnity insurance on reasonable terms. The Company hereby acknowledges that any director, officer, or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Stockholder or one or more of its Affiliates (collectively, the “Affiliate Indemnitors”). The Company, on its own behalf and on behalf of any of its Subsidiaries that provides indemnification: (a) shall be the indemnitor of first resort (i.e., its or their obligations to an Indemnitee shall be primary and any obligation of any Affiliate Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee shall be secondary); (b) shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any other agreement between the Company and an Indemnitee, without regard to any rights an Indemnitee may have against any Affiliate Indemnitor or its insurers; (c) irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof; and (d) agrees that no advancement or payment by the Affiliate Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company and its applicable Subsidiary, if any.

Section 2.11 Voting Agreement. For so long as PE Investor has the right to designate at least one (1) director for nomination under this Agreement, each Stockholder hereby agrees to vote, or cause to be voted, all shares of Common Stock owned beneficially or of record by such Stockholder, or over which such Stockholder maintains voting control, directly or indirectly, in such manner as may be necessary or advisable in support of, or to implement, maintain, or protect the various matters set forth in, and the intent of, this Article II (including without limitation the maintenance of a number of authorized directors and the election of designated nominees), whether at an annual or special meeting of stockholders of the Company or pursuant to any written consent of the stockholders of the Company.

Section 2.12 No Liability to Stockholders. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for nomination for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor as a result of voting for any such designated nominee in accordance with the provisions of this Agreement.

ARTICLE III

COMMON STOCK TRANSFER RESTRICTION

Section 3.1 Market Stand-Off. PE Investor shall not Transfer any shares of Class A Stock acquired by PE Investor pursuant to the Merger Agreement (the “Merger Shares”) during the period of time starting on the date of this Agreement and ending on the date that is one hundred and eighty (180) days after the date of this Agreement. Notwithstanding the foregoing, PE Investor may Transfer any or all of its Merger Shares: (i) to its affiliates; (ii) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Stock for cash, securities or other property; or (iii) by distribution to partners, members or stockholders of PE Investor, or to any corporation, partnership or other entity that controls, is controlled by or is under common control with PE Investor; provided, however, that (x) it shall be a condition to any such Transfer pursuant to clause (i) or (iii) that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of, and agrees to be bound by the restrictions on Transfer set forth in, this Section 3.1 and (y) any purported Transfer pursuant to clauses (i) and (iii) that does not meet the conditions set forth in clause (x) shall be void ab initio.

Section 3.2 Legends. The certificates or book-entry entitlements representing the Merger Shares shall bear the following legend (as well as any other legends required by applicable state and federal securities laws) until such time as such legends are no longer relevant or applicable:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN

CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN A STOCKHOLDERS AGREEMENT BETWEEN THE HOLDER AND THE ISSUER OF SUCH SHARES.

The foregoing legend shall be removed by the Company from any certificate or book-entry entitlement evidencing the Merger Shares upon delivery to the Company of an opinion of counsel, reasonably satisfactory in form and substance to the Company, that either: (a) a registration statement under the Securities Act is at that time in effect with respect to the legended security; or (b) such security can be freely transferred without requiring registration thereof under the Securities Act and such transfer otherwise complies with the applicable state securities laws.

Section 3.3 Stop-Transfer Instructions. The Company shall have the right to issue appropriate “stop-transfer” instructions to its transfer agent to ensure compliance with the restrictions on the Merger Shares imposed by this Article III. The Company will not be required to transfer on its books any Merger Shares that have been sold or otherwise transferred in violation of any of the provisions of this Article III, or to treat as owner of such Merger Shares, or to accord the right to vote or receive dividends, to any purchaser or other transferee to whom such Merger Shares have been so transferred in violation of any of the provisions of this Article III.

ARTICLE IV

INFORMATION; ACCESS

Section 4.1 Quarterly Financial Statements. Concurrently with the distribution of the Company’s quarterly financial statements to the audit committee of the Board for review, for so long as PE Investor has the right to designate at least one (1) director for nomination under this Agreement, the Company shall deliver to PE Investor an unaudited balance sheet of the Company as of the last day of each of the first three (3) fiscal quarters of each fiscal year and the related unaudited consolidated statements of income, stockholders equity and cash flows for such fiscal quarter and for the fiscal year-to-date period then ended, including any related notes thereto, if available.

Section 4.2 Annual Financial Statements. Concurrently with the distribution of the Company’s annual financial statements to the audit committee of the Board for review, for so long as PE Investor has the right to designate at least one (1) director for nomination under this Agreement, the Company shall deliver to PE Investor an audited balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of income, stockholders equity and cash flows for such fiscal year, including any related notes thereto.

Section 4.3 Access. For so long as PE Investor has the right to designate at least one (1) director for nomination under this Agreement and subject to the confidentiality obligations set forth in a customary confidentiality agreement to be entered into by and between PE Investor and the Company, the Company shall, and shall cause its Subsidiaries to, permit PE Investor and its respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books, records, contracts and agreements of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary. For so long as PE Investor has the right to designate at least one (1) director for nomination under this Agreement, the Company shall, and shall cause its Subsidiaries to, provide PE Investor, in addition to other information that might be reasonably requested by PE Investor from time to time: (a) direct access to the Company’s auditors and officers; (b) copies of all materials provided to the Board at the same time as provided to the Board; (c) access to appropriate officers and directors of the Company at such times as may be requested by PE Investor with respect to matters relating to the business and affairs of the Company and its Subsidiaries; (d) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or bylaws of the Company or any of its respective Subsidiaries; and (e) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries.

ARTICLE V

DEFINITIONS

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Applicable Regulations” means applicable laws and national securities exchange regulations that apply to the Company.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by legal requirements to close.

“Common Stock” means the shares of Class A Common Stock and Class B Common Stock, and any other shares of capital stock of the Company, from time to time outstanding.

“Governing Documents” with respect to the Company and any of its Subsidiaries, means, collectively, such Person’s certificate of incorporation, certificate of formation, bylaws, operating agreement or similar governing documents.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Necessary Action” means, with respect to a specified result, all actions, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation: (a) voting or providing a written consent or proxy with respect to the Common Stock; (b) causing the adoption of amendments to the Governing Documents; (c) executing agreements and instruments; and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“PE Investor Director” means a PE Investor Nominee who has been duly elected or appointed to the position of director of the Company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which: (a) if a corporation, a majority of the total voting power of units of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Transfer” means the: (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security; (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (c) public announcement of any intention to effect any transaction specified in the preceding clauses (a) or (b).

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendment and Waiver. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. In the event any Applicable Regulations come into force or effect (including by amendment), including any applicable rules of a national securities exchange upon with the Class A Common Stock is registered, or of the Securities and Exchange Commission, which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties’ intention set forth herein.

Section 6.2 Freedom to Pursue Opportunities. The Company acknowledges and understands that each Stockholder and its respective Affiliates, including the PE Investor Directors and each Observer (if any), from time to time review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprises. Nothing in this Agreement shall preclude or in any way restrict a Stockholder or any of its Affiliates, including the PE Investor Directors and each Observer (if any), from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its Subsidiaries, and the Company hereby waives on its own behalf and on behalf of its Subsidiaries, in perpetuity, any and all claims that it now has or may have in the future, and agree not to initiate any litigation or any other cause of action (whether or not in a court of competent jurisdiction) in respect of any such waived claims, or otherwise on the basis of, or in connection with, the doctrine of corporate opportunity (or any similar doctrine).

Section 6.3 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 6.4 Entire Agreement. Except as otherwise expressly set forth herein, this document and the documents referenced herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

Section 6.5 Successors and Assigns. Nothing in this Agreement shall prevent GS Investor or Cote Investor from Transferring any or all of its shares of Common Stock or Warrants (i) to its affiliates, or (ii) by distribution to partners, members or stockholders of GS Investor or Cote Investor, or to any corporation, partnership or other entity that controls, is controlled by or is under common control with GS Investor or Cote Investor; provided, however, that (x) it shall be a condition to any such Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this Agreement and (y) any purported Transfer pursuant to clauses (i) and (ii) that does not meet the conditions set forth in clause (x) shall be void ab initio. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns, and each Stockholder and its respective successors and assigns, so long as such Persons hold Common Stock.

Section 6.6 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Section 6.7 Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and each Stockholder shall have the right to injunctive relief or specific performance, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement. Nothing contained in this Agreement shall be construed to confer upon any Person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise. Each of the parties hereto shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement; provided, that a Stockholder that incurs fees and expenses in successfully enforcing its rights under this Agreement against the Company shall be entitled to award or reimbursement of such fees and expenses to the extent documented and reasonably incurred.

Section 6.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Company, to:

Vertiv Holdings Co

1050 Dearborn Drive

Columbus, OH 43085

Attention: Colin Flannery, its General Counsel

Email: colin.flannery@vertiv.com

If to GS Investor, to:

GS Sponsor LLC

200 West Street

New York, New York 10282

Attention: Raanan A. Agus

           David S. Plutzer

Email: raanan.agus@gs.com

           david.plutzer@gs.com

If to Cote Investor, to:

Cote SPAC 1 LLC

Attention: David M. Cote

Email: dave.cote@vertiv.com

with a required copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Howard L. Ellin

                 C. Michael Chitwood

Email: howard.ellin@skadden.com

            michael.chitwood@skadden.com

If to PE Investor, to:

c/o VPE Holdings, LLC

360 North Crescent Drive, South Bldg.

Beverly Hills, CA 90210

Attention: Mary Ann Sigler, its President

Email: msigler@platinumequity.com

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP

600 Anton Blvd, 18th Floor

Costa Mesa, CA 92646

Attention: James W. Loss

                 Todd A. Hentges

Fax: 714.830.0700

Email: jim.loss@morganlewis.com

            todd.hentges@morganlewis.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 6.9 Governing Law. This Agreement and any action, suit, dispute, controversy or claim arising out of this Agreement or the validity, interpretation, breach or termination of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 6.10 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

THE COMPANY:

VERTIV HOLDINGS CO

By:	/s/ Rob Johnson

Name:	Rob Johnson
Title:	Chief Executive Officer

GS INVESTOR:

GS SPONSOR LLC

By:	/s/ Raanan A. Agus

Name:	Raanan A. Agus
Title:	President

COTE INVESTOR:

COTE SPAC 1 LLC

By:	/s/ David M. Cote

Name:	David M. Cote
Title:	Member

PE INVESTOR:

VPE HOLDINGS, LLC

By:	/s/ Mary Ann Sigler

Name:	Mary Ann Sigler
Title:	President

[Signature Page to Stockholders Agreement]